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                                                                    Exhibit 99.1

March 29, 2002


Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen/Ladies:


We have received from our auditors, Arthur Andersen LLP, a letter stating that our audit was subject to Arthur Andersen's quality control system for the U. S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. The availability of personnel at foreign affiliates of Arthur Andersen is not relevant to this audit.


Sincerely,



Dennis W. Carroll
Vice President and Controller
KeySpan Energy Delivery
201 Rivermoor Street
West Roxbury, MA 02132